Exhibit 5.1

601 Lexington Avenue New York, New York 10022 (212) 446-4800 www.kirkland.com	Facsimile: (212) 446-4900

June 12, 2017

The Simply Good Foods Company
1 Greenwich Office Park, 2nd Floor
Greenwich, CT 06831

Ladies and Gentlemen:

We are acting as special counsel to The Simply Good Foods Company, a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-4, which includes the Proxy Statement/Prospectus, originally filed with the Securities and Exchange Commission (the “Commission”) on April 11, 2017 (File No. 333-217244), under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”).

70,562,500 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), are to be issued in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of April 10, 2017, by and among Conyers Park Acquisition Corp., the Company, Conyers Park Parent Merger Sub Inc., Conyers Park Merger Sub 1, Inc., Conyers Park Merger Sub 2, Inc., Conyers Park Merger Sub 3, Inc., Conyers Park Merger Sub 4, Inc., NCP-ATK HOLDINGS, INC., Atkins Holdings LLC, solely in its capacity as the Majority Stockholder and, solely in its capacity as the Stockholders’ Representative, Roark Capital Acquisition (the “Merger Agreement”). Such shares of Common Stock, when issued in accordance with the Merger Agreement, are referred to herein as the “Merger Shares” and the issuance of the Merger Shares is referred to herein as the “Merger Issuance”.

20,116,667 shares of Common Stock are to be issued upon the exercise of warrants (the “Warrants”) issued pursuant to that certain Warrant Agreement, dated July 14, 2016, by and between Conyers Park Acquisition Corp. and Continental Stock Transfer & Trust Company (as the same may be amended, the “Warrant Agreement”), which Warrants will be exercisable for shares of Common Stock beginning 30 days following the consummation of the transaction contemplated by the Merger Agreement. Such shares of Common Stock, when issued in accordance with the Warrant Agreement are referred to herein as the “Warrant Shares,” the issuance of the Warrant Shares is referred to herein as the “Warrant Issuance,” and the Warrant Issuance together with the Merger Issuance is collectively referred to herein as the “Issuance.”

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Merger Agreement attached to the Registration Statement as Annex A and filed as Exhibit 2.1 to the Registration Statement, (ii) a draft amendment to the Warrant Agreement, (iii) the merger certificates prepared pursuant to the Merger Agreement and to be filed with the Secretary of State of the State of Delaware (the “Secretary”) prior to the Merger Issuance (the “Merger Certificates”), (iv) the Amended and Restated Certificate of Incorporation (the “Charter”) of the Company in the form filed as Exhibit 3.1 to the Registration Statement and to be filed with the Secretary prior to the Merger Issuance, (v) the Amended and Restated Bylaws (the “Bylaws”) of the Company in the form filed as Exhibit 3.2 to the Registration Statement, (vi) resolutions of the board of directors and stockholders of the Company with respect to the Issuance (the “Resolutions”); and (iv) the Registration Statement.

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For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

(a) when (i) the Merger Certificates have been filed with and accepted by the Secretary, (ii) the Bylaws are adopted by the board of directors and stockholders of the Company, (ii) the Charter is validly adopted and filed with the Secretary, (iii) the certificates evidencing the Merger Shares have been duly executed and authenticated in accordance with the provisions of the Merger Agreement and duly delivered to the stockholders of Conyers Park Acquisition Corp. in exchange for their shares of common stock of Conyers Park Acquisition Corp., (iv) the appropriate certificates representing the Merger Shares are duly countersigned and registered by the Company’s transfer agent/registrar and (v) the Registration Statement becomes effective under the Act, the Merger Shares will be duly authorized and validly issued, fully paid and nonassessable; and

(b) when (i) the Merger Certificates are filed with and accepted by the Secretary, (ii) the holders of the Warrants have paid the exercise price for the Warrant Shares pursuant to the Warrant Agreement, (iii) the certificates evidencing the Warrant Shares have been duly executed and authenticated in accordance with the provisions of the Warrant Agreement and duly delivered to the holders of the Warrants in exchange for such Warrants, (iv) the appropriate certificates representing the Warrant Shares are duly countersigned and registered by the Company’s transfer agent/registrar and (v) the Registration Statement becomes effective under the Act, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the Offering.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP